Moody National REIT I 10-K

Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Moody National REIT I, Inc.

We consent to the incorporation by reference in the Registration Statement on Form S-3 (File No. 333-207805) of Moody National REIT I, Inc. (the “Company”) of our report dated March 23, 2017, with respect to the consolidated balance sheets of the Company and subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of operations, equity, and cash flows for the years then ended, and related financial statement schedule III, which appear in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.

Our report dated March 23, 2017 refers to a change in the method of accounting for debt issuance costs.

/s/ Frazier & Deeter, LLC

Atlanta, Georgia
March 23, 2017